Exhibit 5

November 5, 2024

Generac Holdings Inc. S45 W29290 Hwy. 59

Waukesha, Wisconsin 53189

Ladies and Gentlemen:

I am the General Counsel of Generac Holdings Inc., a Delaware corporation (the “Company”). I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer, issuance and sale by the Company of up to an additional 3,900,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the General Holdings Inc. Amended and Restated 2019 Equity Incentive Plan (the “Amended and Restated Plan”).

For purposes of this opinion letter, I have examined the Amended and Restated Plan, the Registration Statement, the Third Amended and Restated Certificate of Incorporation, as currently in effect, and the Amended and Restated Bylaws, as currently in effect, of the Company, the resolutions of the Company’s board of directors authorizing the issuance of the Shares and such corporate and other records, agreements, instruments, certificates of public officials and documents as I have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes as I have deemed relevant and necessary in connection with the opinions hereinafter expressed. As to facts material to this opinion letter, I have relied upon certificates, statements, or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

In my examination, I have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to me as originals; (iv) the conformity to original documents of all documents submitted to me as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records I have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments I have reviewed.

Based upon the foregoing, I am of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.

The shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued by the Company pursuant to the terms and conditions of the Amended and Restated Plan, and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am an expert within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of said Act.

Respectfully submitted,

/s/ Raj Kanuru

Raj Kanuru
Executive Vice President, General Counsel, and Secretary